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                                                   _______________________, 1999

The Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, Ohio  45263
Attn:  Area Manager - Trust Operations

         Re: Custodian Agreement dated June 2, 1997 by and between Magna Funds and The Fifth Third Bank (the "Agreement")

Ladies and Gentlemen:

         Magna Funds (the "Trust") hereby notifies you that it has established an additional series of shares, namely, the "Magna Tax Exempt Bond Fund" (the "New Fund"). The Trust desires that you serve as custodian of the assets of the New Fund under the terms of the Agreement.

         If you agree to so serve as custodian for the New Fund, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Fund shall be deemed a "Fund" under the Agreement, including Exhibit A thereto. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                            Very truly yours,

                                            MAGNA FUNDS


                                            By__________________________________
                                              Name:
                                              Title:


The foregoing is hereby
accepted and agreed:

THE FIFTH THIRD BANK

By__________________________________
  Name:
  Title: